Exhibit 3.1.4

AMENDMENDED ARTICLES OF INCORPORATION
OF
AMERICAN BREWING COMPANY, lNC.

ARTICLE I: NAME

The name of this Corporation is "AMERICAN BREWING COMPANY, INC."

ARTICLE II: DURATION

The period of duration of the Corporation shall be perpetual.

ARTICLE III: PURPOSES

This Corporation is organized for the following purposes:

1. To operate a microbrewery and all other business activities incidental thereto; and

2. To engage in any other business, trade or activity which may be conducted Iawfully by a corporation organized under the Washington Business Corporation Act.

ARTICLE IV: SHARES

A. The Corporation shall have two classes of shares. The first class shall be defined as "Common" shares. The Corporation shall be authorized to issue 50,000,000 Common shares, each having a par value of $.001. Each Common Share shall be entitled to one vote for all matters on which a shareholder vote is requested or required. The Corporation shall also be authorized to issue 1,000,000 Series A Preferred Shares, each having a par value of $.001. The Series A Preferred Shares shall carry the voting rights, distribution rights and conversion rights as are defined in the Certificate of Designation for the Series A Preferred Shares.

Common stock of the company may be issued from time to time without prior approval by the shareholders. The stock of the company may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of common and/or preferred stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in such corporate resolution. The holders of the preferred (if authorized at a later date) and common shares are entitled to receive the net assets of the corporation upon dissolution. The Board of Directors may restructure the issued and outstanding shares with respect to a forward or reverse split, without a shareholders meeting, general or special meeting, providing that a majority of the

  ARTICLES OF INCORPORATION - 1           AMERICAN BREWING COMPANY, INC.

shareholders agree to the shares reorganization within the limits of the share capitalization stated above.

B. The Board of Directors are authorized to fix or alter, from time to time, the voting powers and such designations, preferences and relative participation, options or special rights of the shares of each such series and the qualifications, limitations, or restrictions of any un-issued series of stock and to establish, from time to time, the number of shares constituting any such series, or any share.

C. Each shareholder of record shall have voting rights as described above, except that in the election of directors he or she shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

D. No shareholder ofthe corporation shall have any preemptive or similar right to acquire any additional unissued or treasury shares of stock, or for other securities of any class, or for rights, warrants, or options to purchase stock or for scri p, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

E. The Board of Directors may, from time to time, distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of the State of Washington.

F. In the event the Board of Directors authorizes the issuance of or conversion to shares of common stock, the board in its discretion may place restrictions upon the sale or other transfer of such common stock.

ARTICLE V: NO PREEMPTIVE RIGHTS

Except as may otherwise be provided by the Board of Directors, no preemptive rights shalt exist with respect to shares of stock or securities convertible into shares of stock of this Corporation.

ARTICLE VI: NO CUMULATIVE VOTING

Each Shareholder entitled to vote at any election for Directors shall have the right to vote, in person or by proxy, the number of shares owned by such Shareholder for each Director to be elected and for whose election such Shareholder has a right to vote, and no  Shareholder shall be entitled to cumulate votes.
  ARTICLES OF INCORPORATION - 2           AMERICAN BREWING COMPANY, INC.

ARTICLE VII: BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws or. adopt new Bylaws. Nothing herein shall deny the concurrent power of the Shareholders to adopt, alter, amend or repeal the Bylaws.

ARTICLE VIII: AMENDMENT OF BYLAWS

Shareholders of this Corporation are authorized to make, alter, and to appeal the Bylaws of this corporation. The vote of the shareholders to change or repeal such Bylaws shall require an approval of a majority of the outstanding shares entitled to vote.

ARTICLE IX: REGISTERED OFFICE AND AGENT

The name of the initial registered agent of this Corporation and the address of its initial registered office are as follows:

Davies Pearson, P.C,
920 Fawcett Avenue
Tacoma, WA 98402

ARTICLE X: DIRECTORS

A. The Board of Directors shall be composed of not less than one nor more than five directors. The current Board of Directors of the corporation who shall serve as directors until the next annual meeting of shareholders or until their successors are elected and shall qualify are as follows:
Name	Position

Neil Fallon	Director
Julie Anderson	Director

B. The term of the initial Director shall be until the next annual meeting of the Shareholders or until his successor is elected and qualified, unless removed in accordance with the provisions of the Bylaws.

In furtherance, and not in limitation of those powers conferred by statute, the Board of Directors is expressly authorized in the following, including, but not limited to:

C. The authority to establish Bylaws for the corporation is hereby expressly vested in the Board of Directors of this corporation. The Board of Directors shall have the authority to alter and amend the Bylaws, from time to time, as may be necessary to conduct the business of the corporation without the need to have shareholder approval.

  ARTICLES OF INCORPORATION - 3           AMERICAN BREWING COMPANY, INC.

D. To authorize and cause to be executed mortgages and lines of credit, with or without limitations as to the amount, upon the real and personal property of the corporation.

E. To authorize and guaranty by the Corporation of the securities, evidences of indebtedness and obligations or other persons, corporations or business entities.

F. To set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve.

G. By resolution adopted by the majority of the whole Board, to designate one or more committees to consist of one or more Directors of the Corporation, which to the extent provided by resolution or in the Bylaws of the corporation, shall have and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have name and names as may be set forth and stated in the Bylaws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors. All the corporate powers of the corporation shall be exercised by the Board of Directors except as otherwise states herein or in the Bylaws.

ARTICLE XI: SHAREHOLDER VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS

    To be adopted by the Shareholders, amendments of the Articles of Incorporation, a Plan of merger or share exchange, the sale, lease, exchange, or other disposition of all, or substantially all, of the Corporation's assets other than in the usual regular course of business, or dissolution of the Corporation must be approved by each voting group of Shareholders entitled to vote thereon by a majority of all the votes entitled to be cast by that voting group,

ARTICLE XII: INCORPORATOR

The name and address of the incorporator is as follows:

Name	Address

Neil Fallon	180 West Dayton, Suite 102 B-D Edmonds, WA 98020

ARTICLE XIII: LIMITATIONS OF' DIRECTORS' LIABILITY

A.           A Director shall have no liability to the Corporation or its Shareholders for monetary damages for conduct as a Director except for:

  ARTICLES OF INCORPORATION - 4           AMERICAN BREWING COMPANY, INC.

1.           Acts or omissions that involve intentional misconduct by the Director or a knowing violation of law by the Director;

       2.           For conduct violating RCW 23B.08.310 (involving certain distributions); or

3.           For any transaction from which the Director will personally receive a benefit in money, property or services to which the Director i’s not legally entitled.

B.           If the Washington Business Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended' Any repeal or modification of this Article shall not adversely affect any right or protection of a Director of the corporation existing at the time of such repeal or modification for or with respect to an act or omission of such Director occurring prior to such repeal or modification.

ARTICLE XIV: INDEMNIFICATION OF DIRECTORS AND OFFICERS

       The Corporation shall indemnify and advance expenses to its Directors, Officers, agents, and employees as follows:

A.           Directors and Officers. The Corporation shall indemnify its Directors and Officers of the full extent permitted by the Washington Business Corporation Act now or hereafter in force.

       1.   However, such indemnity shall not apply on account of: (a) acts .or omissions of the Director and Officer finally adjudged to be intentional misconduct or a knowing violation of law; (b) conduct of the Director and Officer finally adjudged to be in violation of RCW 238.08.310, or (c) any transaction with respect to which it was finally adjudged that such Director and Officer personally received a benefit in money, property, or services to which the Director was not legally entitled.

2.           It shall advance expenses for such persons pursuant to the terms set forth in the Bylaws or in a separate Directors' resolution or contract.

B.           Officers. Employees and Agents Who Are Not Directors. The Corporation shall indemnify and advance expenses to its Officers, employees and agents who are not Directors to the extent authorized by the Board of Directors and the Bylaws, and consistent with law.

  ARTICLES OF INCORPORATION - 5           AMERICAN BREWING COMPANY, INC.

C.           Implementation. The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancements provisions, it is expressly empowered to adopt, approve, amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts, or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

D.           Survival of Indemnification Rights. No amendment or repeal of this Article shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

E.           Service for Other Entities. The indemnification and advancement of expenses provided under this Article shall apply to Directors, Officers, employees, or agents of the Corporation for both (a) service in such capacities for the Corporation, and (b) service at the Corporation's request as a Director, Officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A person is considered to be serving an employee benefit plan at the Corporation's request if such person's duties to the
Corporation also impose duties on, or otherwise involve services by, the Director to the plan or to participants in or beneficiaries of the plan.

ARTICLE XV: TRANSACTIONS WITH INTERESTED SHAREHOLDERS

    This Corporation may enter into contracts and otherwise transact business as a vendor, purchaser, or otherwise, with its Directors, Officers, and Shareholders and with corporations, associations, firms and entities in which they are or may be. or become interested as Directors, Officers, Shareholders, members, or otherwise, as freely as though such adverse interests did not exist, even though the vote, action, or presence of such
Director, Officer, or Shareholder may be necessarily to obligate the Corporation upon such contracts or transactions,

l.           In the absence of fraud, no such contract or transaction shall be avoided and no such Director, Officer, or Shareholder shall be held liable to account to the Corporation, by reason of such adverse interests or by reason of any fiduciary relationship to the Corporation arising out of such office or stock ownership, for any profit or benefit realized by him through any such contract or transaction.

2.           In the case of Directors and Officers of the Corporation (but not in the case of Shareholders who are not Directors or Officers), the nature of the interest of such Director or Officer though not necessarily the details or extent thereof, must be disclosed or known to the Board of Directors of this Corporation at the meeting thereof, at which such contract or transaction is authorized or confirmed.
  ARTICLES OF INCORPORATION - 6           AMERICAN BREWING COMPANY, INC.

3.           A general notice that a Director or Officer of the Corporation is interested in any Corporation, association, firm, or entity shall be sufficient disclosure as to such Director of Officer with respect to all contracts and transactions with that Corporation, association, firm or entity,

.ARTICLE XVI: SHAREHOLDER AGREEMENT

Shareholders may enter into agreements among themselves regarding the voting of their shares, and such agreements shall be valid and enforceable in accordance with their terms.

ARTICLE XVII: ADOPTION
    The undersined person, of the age of eighteen (18) years or more, as incorporator of this Corporation under the Washington Business Corporation Act, adops these Articles of Incorporation.

Dated' June 21, 2013

/s/ Neil Fallon
NEIL FALLON, Director

/s/ Julie Anderson
Julie Anderson, Director

  ARTICLES OF INCORPORATION - 7           AMERICAN BREWING COMPANY, INC.